Exhibit 5.1

KPMG LLP
Bay Adelaide Centre
Suite 4600
333 Bay Street
Toronto, Ontario
M5H 2S5
Telephone (416) 777-8500
Fax (416) 777-8818
www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Rogers Communications Inc.

We, KPMG LLP, consent to the use of our report dated March 5, 2020, on the consolidated financial statements of Rogers Communications Inc., which comprise the consolidated statements of financial position as of December 31, 2019 and December 31, 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years then ended, and the related notes, which is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 30, 2020
Toronto, Canada